UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 08, 2015

MAGICJACK VOCALTEC LTD.
(Exact name of registrant as specified in its charter)

Israel	000-27648
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

12 BENNY GAON STREET, BUILDING 2B
POLEG INDUSTRIAL AREA, NETENYA, ISRAEL 42504
(Address of principal executive offices, including zip code)

Telephone: (561) 749-2255
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders

At the Meeting of the shareholders of the Company held on July 8, 2015, the following matters were approved by the Company’s shareholders:

1.
To approve the re-election of the following persons to serve as directors of the Company until the next annual general meeting of shareholders to be held in 2016 and until their successors have been duly elected and qualified:

Mr. Donald A. Burns

For	Against	Abstain	Broker non-Vote
6,833,632	716,599	39,776	6,259,495

Mr. Richard Harris

For	Against	Abstain	Broker non-Vote
6,911,007	624,524	54,476	6,259,495

Dr. Yuen Wah Sing

For	Against	Abstain	Broker non-Vote
6,752,608	789,793	47,607	6,259,494

 Mr. Gerald Vento

For	Against	Abstain	Broker non-Vote
6,900,422	652,088	37,497	6,259,495

2.	To approve the re-election of Mr. Yoseph Dauber to serve as an external director of the Company for a term of three years in accordance with the provisions of the Israeli Companies Law.

For	Against	Abstain	Broker non-Vote
7,034,725	468,324	53,880	6,292,573

As provided for in the Israeli Companies Law, the proposal received a majority of the votes of the shareholders who are not controlling shareholders and do not have a personal interest in the approval of the proposal (excluding personal interest that is not due to a relationship with the controlling shareholder).

3.	To approve a one year extension to the Employment Agreement with Mr. Vento.

For	Against	Abstain	Broker non-Vote
6,882,138	635,840	65,737	6,265,787

As provided for in the Israeli Companies Law, the proposal received a majority of the votes of the shareholders who are not controlling shareholders and do not have a personal interest in the approval of the proposal.

4.	Advisory vote on executive compensation.

For	Against	Abstain	Broker non-Vote
6,709,441	592,005	288,562	6,259,494

5.
To approve the reappointment of BDO USA, LLP and BDO Ziv Haft, Certified Public Accountants (Isr) as the Company’s independent registered public auditors for the year ending December 31, 2015 and authorize the Company’s Board of Directors, subject to approval by the Audit Committee, to fix the compensation of the auditors in accordance with the volume and nature of their services.

For	Against	Abstain	Broker non-Vote
13,529,234	155,947	164,321	-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Jose Gordo
Name: Jose Gordo
Title: Chief Financial Officer

Date:  July 13, 2015